Exhibit 5.1

July 1, 2024

Lucid Diagnostics Inc.

360 Madison Avenue, 25th Floor

New York, New York 10017

Re:	Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Lucid Diagnostics Inc., a Delaware corporation (“Company”), in connection with the preparation of the Registration Statement on Form S-3 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offer and sale by the selling stockholders set forth in the Registration Statement (the “Selling stockholders”) of 72,355,496 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of, and in payment of dividends on, the Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and the Series B-1 Convertible Preferred Stock, par value $0.001 per share (the “Series B-1 Preferred Stock” and, together with the Series B Preferred Stock, the “Preferred Stock”), sold by the Company on March 13, 2024 and May 6, 2024, in private placements solely to accredited investors.

In rendering the opinions set forth below, we have examined (a) the Registration Statement and the exhibits thereto; (b) the subscription agreements providing for the sale of the Preferred Stock; (c) the Company’s Certificate of Incorporation, as amended (“Certificate of Incorporation”), including the certificate of designation of the Series B Preferred Stock and the certificate of designation of the Series B-1 Preferred Stock (the “Certificates of Designation”); (d) the Company’s Bylaws, as amended (“Bylaws”); (f) certain records of the Company’s corporate proceedings as reflected in its minute books; and (g) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as forms or copies thereof. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Shares to be issued by the Company upon conversion of, and in payment of dividends on, the Preferred Stock have been duly authorized and, when issued upon such conversion or in payment of such dividends in accordance with the Certificate of Incorporation, including the Certificates of Designation, will be legally issued, fully paid and nonassessable.

No opinion is expressed herein other than as to the corporate law of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, to the use of our name as counsel to the Company, and to all references made to us in the Registration Statement and the prospectuses forming a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GRAUBARD MILLER